Exhibit 15.3

April 25, 2023

VIA EDGAR

U.S. Securities and Exchange Commission

Division of Corporation Finance

Office of Finance

100 F Street, N.E.

Washington, D.C. 20549

Re: Autohome Inc.
Supplemental Submission under Item 16I(a) of Form 20-F

Dear Sir/Madam,

In compliance with the Holding Foreign Companies Accountable Act (“HFCAA”), Autohome Inc. (the “Company”) is submitting via EDGAR the following information as required under Item 16I(a) of Form 20-F.

On May 26, 2022, the Company was conclusively listed by the U.S. Securities and Exchange Commission (the “Commission”)as a Commission-Identified Issuer under the HFCAA because (i) the audit report included in the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2021 was issued by PricewaterhouseCoopers Zhong Tian LLP, a registered public accounting firm retained by the Company and headquartered in mainland China, and (ii) on December 16, 2021, the Public Company Accounting Oversight Board (the “PCAOB”) determined that it is unable to inspect or investigate completely registered public accounting firms located in mainland China because of a position taken by authorities in mainland China, which determination was subsequently vacated by the PCAOB on December 15, 2022.

Based on an examination of the Company’s register of members in the Cayman Islands and publicly available documents such as beneficial ownership reports on Schedule 13D or Schedule 13G filed with the Commission with respect to the Company’s securities, and to the Company’s best knowledge, no shareholder beneficially owned 5% or more of the Company’s total outstanding shares and voting power as of March 31, 2023, except for Yun Chen Capital Cayman (the “Yun Chen”) and certain entities affiliated with FIL Limited (the “Entities affiliated with FIL”), as described in detail below.

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Yun Chen beneficially owned 224,800,512 ordinary shares of the Company, as reported in a Schedule 13D/A filed with the Commission on April 21, 2023, representing 45.6% of the Company’s total issued and outstanding ordinary shares as of March 31, 2023. Yun Chen is a subsidiary of Ping An Insurance (Group) Company of China, Ltd. (“Ping An Group”), and thus Ping An Group beneficially owned 45.6% of the total voting rights in the Company as of March 31, 2023. Because Ping An Group beneficially owns a significant percentage of the voting rights in the Company, it has substantial influence in determining the outcome of any corporate transaction or other matter submitted to the shareholders for approval. Without the consent of Ping An Group, the Company may be prevented from entering into certain transactions. As such, the Company is indirectly controlled by Ping An Group. Ping An Group is a public company listed on the Shanghai Stock Exchange (SHA: 601318) and Hong Kong Stock Exchange (HKEX: 2318). According to the annual report filed by Ping An Group for the fiscal year 2022 on March 16, 2023, there is no controlling shareholder or controller of Ping An Group. Based on the foregoing and to the Company’s best knowledge, Ping An Group is not owned or controlled by a governmental entity of mainland China.
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Entities affiliated with FIL beneficially owned 25,669,824 ordinary shares of the Company, as reported in a Schedule 13G filed with the Commission on February 9, 2023, representing 5.2% of the Company’s total issued and outstanding ordinary shares as of March 31, 2023. To the Company’s best knowledge, FIL Limited is a company organized under the laws of Bermuda, and Entities affiliated with FIL are not owned or controlled by a governmental entity of mainland China.

In addition, the Company is not aware of any governmental entity in mainland China that is in possession of the power, direct or indirect, to direct or cause the direction of the management and policies of the Company, whether through the ownership of voting securities, by contract, or otherwise.

Given the above, the Company respectfully advises the Commission that the Company is not owned or controlled by a governmental entity in mainland China.

The above calculation of percentage ownership is based on (i) the total outstanding shares of the Company as of March 31, 2023, which comprised of 492,889,772 ordinary shares as of March 31, 2023, (ii) the assumption that Yun Chen’s beneficial ownership in the Company remains unchanged as of the date hereof, and (iii) the assumption that the Entities affiliated with FIL’s beneficial ownership in the Company remains unchanged as of the date hereof. For more information relating to share ownership in the Company, please refer to “Item 6.E. Directors, Senior Management and Employees—Share Ownership” of the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2022, which was filed with the Commission on April 25, 2023.

Should any member of the Staff have any questions or comments regarding the Company’s submission set forth above, please do not hesitate to contact the Company’s outside legal counsel, Will H. Cai at (852) 3758-1210 or Jie Zhang at (852) 3758-1231.

Sincerely yours, Autohome Inc. By: /s/ Quan Long Name: Quan Long Title: Chairman of the Board and Chief Executive Officer

cc: Will H. Cai, Esq., Partner, Cooley LLP

Jie Zhang, Esq., Partner, Cooley LLP